Exhibit 99.1


                             Financial Update by CFO

                               September 19, 2005


As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next. A key issue in forecasting financial performance is the significant increase over the past few years in the average selling price of our products. At our current quarterly revenue run rate, a single system in or out of a quarter can result in a revenue swing of 10% or more.

The political situation in Taiwan continues to exist regarding offshore investments and the exporting of sensitive technologies and jobs to certain countries. This situation is impacting both 3Q05 and 4Q05 financial results for Ultratech through order and shipment pushouts affecting the advanced packaging product line. However, this impact appears to be strictly a timing issue; we believe we are not losing any business and are continuing to gain market share.

In the laser processing area, our insertion efforts at the two North American customer sites are ongoing. We continue to make progress in demonstrating the production worthiness of the tools. We remain on track to achieve our stated goal of realizing 8-10 new system orders this year. We are still planning on manufacturing and shipping 6-7 laser processing systems this year and planning on recognizing revenue on probably 2-3 systems. It is expected that the recognition of revenue from these laser processing systems will occur in 4Q05.

Overall, we are anticipating revenue for 3Q05 to be up 10% to down 10% sequentially from 2Q05. Gross margin looks to be in a range of 41%-44%, based on the projected product mix for the quarter. Operating margin for 3Q05 looks to be in a range of breakeven to (10%). Earnings per share (diluted) for 3Q05 are projected in a range of $0.00-($0.10). Cash flow is still expected to be positive.

For the full year of 2005, the company could achieve annual revenue growth on the order of 5%-10% compared with 2004. Gross margin for the year looks to be around 43%, based on the projected product mix for the year. Operating margin for the year looks to be around breakeven. The projected tax impact for the year looks to be about $500k, driven primarily by corporate income taxes on the company's operations in Japan. Earnings per share (diluted) for the year are projected in a range of $0.05-($0.10). Cash flow for the year is still anticipated to be positive.

Safe Harbor Statement
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Certain of the statements contained herein, which are not a historical fact and which can generally be identified by words such as "anticipates", "expects", "intends", "will", "could", "believes", "estimates", "continue", and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; cyclicality in the semiconductor and nanotechnology industries; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; expiration of licensing arrangements, and the resulting adverse impact on our licensing revenues; changes to financial accounting standards; changes in pricing by us, our competitors or suppliers; customer concentration; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; effects of certain anti-takeover provisions; future acquisitions; volatility of stock price; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech's SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2004 and on Form 10-Q for the quarter ended July 2, 2005. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management's current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this report.



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